 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 31, 2021

Commission file number: 333-260017

SENSASURE TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

NEVADA	87-2406468
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

505 Park Ave. 4th Floor, NY, NY	10022
(Address of principal executive offices)	(Zip Code)

(347) 325-4677

(Registrant’s telephone number, including area code)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(g) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, no par value	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b–2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 3.03. Material Modification to Rights of Security Holders

Modification to Lockup Agreements

On January 31, 2022, the Board of Directors of SensaSure Technologies, Inc. (the “Company”) held a meeting whereby the lockup agreements of the shareholders were modified. The Board unanimously agreed that additional shares should be freed from the lockup agreements. A total of 3,823,534 shares of Common Stock of the shareholders that were registered but covered by a lockup agreement will now be freely tradable effective January 31, 2022.

The Company will now have 5,552,736 freely tradable shares that were registered in the S-1 Registration Statement that was declared effective on January 7, 2022.

Item 5.02. Departure of directors or certain officers; election of directors; appointment of certain officers; compensatory arrangements of certain officers.

On January 31, 2022, the Board of Directors held a meeting whereby two Independent Directors were nominated as members of the Board of Directors. Messers. Randall Fahey and Michael Kelly were nominated and unanimously appointed to the Board. Both Randall Fahey and Michael Kelly have accepted the invitation to be an Independent Director for the Company.

Michael Kelly. Mr Kelly has 30 years experience (of which 17 in Europe) in finance, privatization, entrepreneurship & venture capital. He has held roles such as CEO and in senior management as well as an Angel investor and co-founded two tech firms. He has been a start-up mentor for a German Accelerator in Sunnyvale, CA. He is a consultant to Heidelberg Innovation Park, Heidelberg, Germany. Michael studied at the University of Southern California – BA, Political Science/Economics: MBA, International Business. His experience includes:

●	CEO/director ViaLogy plc (London AIM listed signal processing)

●	Founder First Ventury AG (German VC), Heidelberg

●	CEO American Express Bank GmbH, Frankfurt

●	Branch Manager Deutsche Bank, Ludwigshafen, Berlin

●	Branch Manager Commerzbank, Chicago

●	USAID Chief of Party for Estonian privatization, Tallinn

●	Consultant for Asian Development Bank, Beijing, China

●	Consultant with Prognos AG, Basel

●	Guest lecturer for VC, entrepreneurship, corporate finance in US, China, Hungary, Switzerland, Germany

Randall Fahey. Mr. Fahey was CEO at HiPic – a medical diagnosis start-up that provides a biosensor device for day-to-day testing of pathogens such as COVID-19 at workplaces, schools, airports, sports & entertainment venues and is a testing platform for drugs of abuse screening.

He has held executive positions with multiple companies, including Stream Processors, where he was also a co-founder, Morphics Technology and ZSP Corporation.

Mr. Fahey has worked as an IC specialist for Nokia in the UK, an ASIC design manager for AT&T in Munich, Germany, and Paris, France, and as a senior design engineer with Motorola in Geneva, Switzerland.  He was also a member of the technical staff at AT&T Bell Laboratories and prior to that at IBM.

Randall earned a master’s degree in electrical engineering from Cornell University, a bachelor’s degree in electrical engineering from the Massachusetts Institute of Technology, and has articipated in the executive MBA program at the AT&T School of Business.

Both Randall Fahey and Michael Kelly will receive a stock award for each quarter as Independent Directors. Each has agreed to establish and sit on an Audit Committee that will oversee the Audit Committee Charter established by the Company.

The stock award for Mr. Fahey and Mr. Kelly will be 9,000 shares each for each quarterly period. Their agreements are for a period of two years and provide for two months’ notice in the event they depart early than the end of the two-year period.

The Board of Directors will be composed of two non-independent directors and two independent directors. The Board has passed a resolution giving John Trainor, the appointed Chairman, the ability to cast his vote breaking a tie on any issue where the Board of Directors cannot agree on a majority vote.

Item 8.01. Other Events.

Conversion of Preferred Stock to Common Stock

Effective January 31, 2022, the Board of Directors of the Company held a meeting regarding the conversion of Preferred Shares held by several parties into Common Shares.

The Company has two (2) classes of outstanding Preferred Stock, Class A and Class B. Each class of Preferred Shares has a conversion rate of 1:1,000 Preferred to Common. The Board had received a request from holders of Preferred Stock to allow them to convert their shares into Common Stock. The request was made given the Company has decided to become a reporting company with the S.E.C. and potentially the trading of its shares in a public market.

The Class A Preferred shares currently have 24,371 shares issued and outstanding. The Class B Preferred Shares currently have 31,500 shares issued and outstanding. The conversion of the Class A Preferred would produce 24,371,000 of Common Shares and the conversion of the Class B Preferred would produce 31,500,000 of Common Shares. The Board has discussed and approved the conversion of both classes of Preferred Shares and agrees that the conversion should be done prior to the Company trying to have its stock traded in a public market.

SIGNATURE

Pursuant to the requirements of Section l2 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

(Registrant) SENSASURE TECHNOLOGIES, INC.

Date February 3, 2022

By	/s/ JOHN TRAINOR
President and Director

*   Print the name and title of the signing officer under such officer’s signature.

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